Exhibit 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Stephen Ferranti
(949) 231-3061	(781) 376-3056
Skyworks Exceeds Q2 FY11 Revenue and EPS Estimates and Guides Up to $0.46
of Non-GAAP EPS in Q3 FY11
•	Delivers $325.4 Million in Revenue, Up 37 Percent Year-Over-Year

•	Improves Non-GAAP Operating Income 74 Percent Year-Over-Year (78 Percent GAAP)

•	Posts Non-GAAP Diluted Earnings Per Share of $0.41 ($0.26 GAAP)

•	Generates $92 Million in Cash Flow from Operations

•	Forecasts $345 Million in Revenue and $0.46 of Non-GAAP Diluted EPS in Q3 FY11
     WOBURN, Mass., April 28, 2011 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high reliability analog and mixed signal semiconductors enabling a broad range of end markets, today reported second fiscal quarter 2011 results. Revenue in the seasonally low March quarter was $325.4 million, above the Company’s guidance range of $310 to $320 million, and up 37 percent when compared to $238.1 million in the second fiscal quarter of 2010.
     On a non-GAAP basis, operating income for the second fiscal quarter of 2011 was $84.9 million, up from $48.7 million in the prior-year period, reflecting a 74 percent increase. Non-GAAP diluted earnings per share for the second fiscal quarter was $0.41 versus prior guidance of $0.38 to $0.40, and representing a 71 percent improvement when compared to $0.24 for the same period a year ago. On a GAAP basis, operating income for the second fiscal quarter of 2011 was $68.1 million and diluted earnings per share was $0.26.
     “Skyworks is capitalizing on consumers’ skyrocketing demand to be connected anytime and anywhere via smart phones, tablets and home automation systems in addition to energy management solutions and supporting network infrastructure,” said David J. Aldrich, president and chief executive officer of Skyworks. “The growth in analog semiconductor content associated with this increasing demand plays directly to

Q2 FY11 Earnings Press Release
Skyworks’ technology leadership and scale. Given our momentum across these mobile connectivity applications, our diverse customer partnerships and traction in new markets, we are well positioned to demonstrably outpace industry growth during the remainder of this fiscal year, through fiscal 2012 and beyond.”
Business Highlights
•	Expanded year-over-year gross margin by 160 basis points to 43.9 percent on a non-GAAP basis (43.3 percent GAAP)

•	Secured analog design wins with STMicroelectronics for their next generation IP television chip set

•	Supported General Dynamics with high power switching solutions for military land mobile radios

•	Ramped production of precision analog ICs supporting enterprise access points, cable set-top boxes and wireless video systems

•	Captured multiple infrastructure sockets with Ericsson, Huawei and ZTE for WCDMA base station transceivers

•	Introduced a family of antenna switch modules for smart phones, tablets and datacards supporting 3G handsets and HSPA+/LTE-enabled devices

•	Powered HTC’s next generation Android-based smart phones and newest tablet offering with front-end solutions

•	Received Best Quality award from Samsung for excellence in overall product quality and supply-chain efficiency
Third Fiscal Quarter 2011 Outlook
     “Based on our broad customer base, diversification into new markets and increasing share gains, we are again planning to grow faster than our addressable market in the third fiscal quarter of 2011,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “Specifically, we expect revenue of approximately $345 million with non-GAAP diluted earnings per share of $0.46.”
     For further information regarding use of non-GAAP measures in this press release, please refer to the Discussion Regarding the Use of Non-GAAP Financial Measures set forth below.

Q2 FY11 Earnings Press Release
Skyworks’ Second Fiscal Quarter 2011 Conference Call
     Skyworks will host a conference call with analysts to discuss its second fiscal quarter 2011 results and business outlook today at 5:00 p.m. Eastern time. To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 888-670-2249 (domestic) or 913-312-0958 (international), confirmation code: 1159221.
     Playback of the conference call will begin at 9:00 p.m. Eastern time on April 28, and end at 9:00 p.m. Eastern time on May 5. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international), pass code: 1159221
About Skyworks
     Skyworks Solutions, Inc. is an innovator of high reliability analog and mixed signal semiconductors. Leveraging core technologies, Skyworks offers diverse standard and custom linear products supporting automotive, broadband, cellular infrastructure, energy management, industrial, medical, military and mobile handset applications. The Company’s portfolio includes amplifiers, attenuators, detectors, diodes, directional couplers, front-end modules, hybrids, infrastructure RF subsystems, mixers/demodulators, phase shifters, PLLs/synthesizers/VCOs, power dividers/combiners, receivers, switches and technical ceramics.
     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.
Safe Harbor Statement
     This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation information relating to future results and expectations of Skyworks (including without limitation certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
     These risks, uncertainties and other important factors include, but are not limited to: uncertainty regarding global economic and financial market conditions; the susceptibility of the wireless semiconductor industry and the markets addressed by our, and our customers’, products to economic downturns; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; the availability and pricing of third party semiconductor foundry, assembly and test capacity, raw materials and supplier components; changes in laws, regulations and/or policies in the United States that could adversely affect financial markets and our ability to raise capital; our ability to develop, manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; delays or disruptions in production due to equipment maintenance, repairs and/or upgrades; our reliance on several key customers

Q2 FY11 Earnings Press Release
for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; uncertainties of litigation, including potential disputes over intellectual property infringement and rights, as well as payments related to the licensing and/or sale of such rights; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; and our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.
     These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
# # #

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
(in thousands, except per share amounts)	2011	2010	2011	2010
Net revenues	$325,411	$238,058	$660,531	$483,196
Cost of goods sold	184,430	138,204	371,012	280,788

Gross profit	140,981	99,854	289,519	202,408

Operating expenses:
Research and development	39,618	32,060	78,161	63,849
Selling, general and administrative	31,665	27,982	62,716	54,713
Amortization of intangibles	1,638	1,500	3,240	3,001

Total operating expenses	72,921	61,542	144,117	121,563

Operating income	68,060	38,312	145,402	80,845

Interest expense	(461)	(1,183)	(998)	(2,752)
Loss on early retirement of convertible debt	—	(73)	—	(124)
Other loss, net	(114)	(208)	(183)	(319)

Income before income taxes	67,485	36,848	144,221	77,650
Provision for income taxes	17,525	9,104	33,393	21,896

Net income	$49,960	$27,744	$110,828	$55,754

Earnings per share:
Basic	$0.27	$0.16	$0.61	$0.32
Diluted	$0.26	$0.15	$0.58	$0.31
Weighted average shares:
Basic	183,471	174,449	182,088	173,583
Diluted	191,961	182,924	190,251	181,164

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
(in thousands)	2011	2010	2011	2010
GAAP gross profit	$140,981	$99,854	$289,519	$202,408
Share-based compensation expense [a]	1,874	844	3,219	1,831

Non-GAAP gross profit	$142,855	$100,698	$292,738	$204,239

Non-GAAP gross margin %	43.9%	42.3%	44.3%	42.3%

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
(in thousands)	2011	2010	2011	2010
GAAP operating income	$68,060	$38,312	$145,402	$80,845
Share-based compensation expense [a]	14,864	8,720	28,145	16,804
Acquisition related expense [b]	203	—	648	—
Amortization of intangible assets	1,638	1,500	3,240	3,001
Deferred executive compensation	143	173	308	346

Non-GAAP operating income	$84,908	$48,705	$177,743	$100,996

Non-GAAP operating margin %	26.1%	20.5%	26.9%	20.9%

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
(in thousands)	2011	2010	2011	2010
GAAP net income	$49,960	$27,744	$110,828	$55,754
Share-based compensation expense [a]	14,864	8,720	28,145	16,804
Acquisition related expense [b]	203	—	648	—
Amortization of intangible assets	1,638	1,500	3,240	3,001
Deferred executive compensation	143	173	308	346
Loss on early retirement of convertible debt [c]	—	73	—	124
Amortization of discount on convertible debt [d]	333	713	661	1,702
Tax adjustments [e]	11,598	5,262	19,596	14,184

Non-GAAP net income	$78,739	$44,185	$163,426	$91,915

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2011	2010	2011	2010
GAAP net income per share, diluted	$0.26	$0.15	$0.58	$0.31
Share-based compensation expense [a]	0.08	0.05	0.15	0.09
Amortization of intangible assets	0.01	0.01	0.02	0.02
Amortization of discount on convertible debt [d]	—	—	—	0.01
Tax adjustments [e]	0.06	0.03	0.11	0.08

Non-GAAP net income per share, diluted	$0.41	$0.24	$0.86	$0.51

SKYWORKS SOLUTIONS, INC.
DISCUSSION REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
Our earnings release contains the following financial measures which have not been calculated in accordance with United States Generally Accepted Accounting Principles (GAAP): (i) non-GAAP gross profit and gross margin, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, and (iv) non-GAAP net income per share (diluted). As set forth in the “Unaudited Reconciliation of Non-GAAP Financial Measures” table found above, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare operating performance against peer companies and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and competitors more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts.
We provide investors with non-GAAP gross profit and gross margin, non-GAAP operating income and operating margin and non-GAAP net income because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors an additional method to evaluate historical operating performance and identify trends, additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of operating results to peer companies. We also believe that providing non-GAAP operating income and operating margin allows investors to assess the extent to which ongoing operations impact our overall financial performance. We further believe that providing non-GAAP net income and non-GAAP net income per share (diluted) allows investors to assess the overall financial performance of ongoing operations by eliminating the impact of certain financing decisions related to our convertible debt and certain tax items which may not occur in each period for which financial information is presented and which represent gains or losses unrelated to our ongoing operations. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.
We calculate non-GAAP gross profit by excluding from GAAP gross profit, stock compensation expense, restructuring-related charges and acquisition-related expenses. We calculate non-GAAP operating income by excluding from GAAP operating income, stock compensation expense, restructuring-related charges, acquisition-related expenses and certain deferred executive compensation. We calculate non-GAAP net income by excluding from GAAP net income, stock compensation expense, restructuring-related charges, acquisition-related expenses, amortization of discount on convertible debt, and certain deferred executive compensation, as well as certain items related to the retirement of convertible debt, and certain tax items, which may not occur in all periods for which financial information is presented. We also present non-GAAP net income per share on a fully diluted basis. We exclude the items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:
Stock Compensation — because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.
Restructuring-Related Charges — because, to the extent such charges impact a period presented, we believe that they have no direct correlation to future business operations and including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Acquisition-Related Expenses — including, when applicable, amortization of acquired intangible assets, because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to future business operations and thereby including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Amortization of Discount on Convertible Debt — comprised of the amortization of the debt discount recorded at inception of the convertible debt borrowing related to the adoption of ASC 470-20, because the expense is dependent on fair value assessments and is not considered by management when making operating decisions.
Deferred Executive Compensation — including charges related to any contingent obligation pursuant to an executive severance agreement because we believe the period over which the obligation is amortized may not reflect the period of benefit and that such expense has no direct correlation with our recurring business operations and including such expenses does not accurately reflect the compensation expense for the period in which incurred.
Gains and Losses on Retirement of Convertible Debt — because, to the extent that gains or losses from such repurchases impact a period presented, we do not believe that they reflect the underlying performance of ongoing business operations for such period.
Certain Income Tax Items — including certain deferred tax charges and benefits which do not result in a current tax payment or tax refund and other adjustments which are not indicative of ongoing business operations.

The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for, the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating operating performance or ongoing business. Further, non-GAAP financial measures are likely to have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Our earnings release contains a forward looking estimate of non-GAAP diluted earnings per share for the third quarter of our 2011 fiscal year (“Q3 2011”). We provide this non-GAAP measure to investors on a prospective basis for the same reasons (set forth above) that we provide them to investors on a historical basis. We are unable to provide a reconciliation of our forward looking estimate of Q3 2011 non-GAAP diluted earnings per share to a forward looking estimate of Q3 2011 GAAP diluted earnings per share because certain information needed to make a reasonable forward looking estimate of GAAP diluted earnings per share for Q3 2011 (other than estimated stock compensation expense of $0.09 per diluted share, certain tax items of $0.07 per diluted share, estimated acquisition related expense of $0.01 per diluted share and estimated deferred executive compensation expense with a de minimis impact per diluted share) is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. Such events may include unanticipated gains and losses on retirement of convertible debt, unanticipated one time charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations. We believe the probable significance of these unknown items, in aggregate, to be in the range of $0.00 to $0.05 in quarterly earnings per diluted share on a GAAP basis. Our forward looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.

[a]	These charges represent expense recognized in accordance with ASC 718 — Compensation, Stock Compensation. Approximately $1.9 million, $4.4 million and $8.6 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended April 1, 2011. Approximately $3.2 million, $8.8 million and $16.1 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the six months ended April 1, 2011.

For the three months ended April 2, 2010, approximately $0.8 million, $1.8 million and $6.1 million were included in costs of goods sold, research and development expense and selling, general and administrative expense, respectively. For the six months ended April 2, 2010, approximately $1.8 million, $3.6 million and $11.4 million were included in costs of goods sold, research and development expense and selling, general and administrative expense, respectively.

[b]	These charges represent one-time transaction costs associated with acquisitions completed during the three months and six months ended April 1, 2011, respectively.

[c]	The loss recorded during the three months ended April 2, 2010 relates to the retirement of $27.6 million of the Company’s 1.25% convertible subordinated notes due on March 1, 2010. The loss recorded during the six months ended April 2, 2010 relates to the retirement of $32.6 million of the Company’s 1.25% convertible subordinated notes due on March 1, 2010.

[d]	These charges represent the amortization expense recognized in accordance with ASC 470-20. Approximately, $0.3 million and $0.7 million, respectively, of amortization expense was recognized during the three months and six months ended April 1, 2011.

Approximately $0.7 and $1.7 million, respectively, of amortization expense was recognized during the three months and six months ended April 2, 2010.

[e]	During the three months and six months ended April 1, 2011, these amounts primarily represent the utilization of net operating loss and research and development credit carryforwards.

During the three months and six months ended April 2, 2010, these amounts primarily represent the utilization of net operating loss carryforwards.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	April 1,	Oct. 1,
(in thousands)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$504,463	$459,385
Accounts receivable, net	183,352	175,232
Inventories	151,179	125,059
Prepaid expenses and other current assets	33,450	30,189
Property, plant and equipment, net	241,733	204,363
Goodwill and intangible assets, net	499,062	498,096
Other assets	65,558	71,728

Total assets	$1,678,797	$1,564,052

Liabilities and Equity
Current liabilities:
Credit facility	$—	$50,000
Convertible notes	25,405	—
Accounts payable	111,949	111,967
Accrued liabilities and other current liabilities	39,090	42,357
Long-term debt	—	24,743
Other long-term liabilities	25,961	18,389
Stockholders’ equity	1,476,392	1,316,596

Total liabilities and equity	$1,678,797	$1,564,052